UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2006

SHEARSON FINANCIAL NETWORK, INC.

(Exact name of Registrant as specified in charter)

Nevada	000-32745	88-0471353
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

6330 S. Sandhill Rd., Suite 8 Las Vegas, Nevada	89120
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 868-7900

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Purchase of Real Property Technologies, Inc.

On June 5, 2006, we agreed to acquire all of the issued and outstanding shares of common stock of Real Property Technologies ("RPT"), a New York corporation ("RPT"), from its shareholders ("shareholders"), pursuant to the terms and conditions of a Share Exchange Agreement (the "Exchange Agreement") among SHAREHOLDERS, RPT and us. Pursuant to the Exchange Agreement, we exchanged 100,000 shares of our Series A-1 Convertible Preferred Stock  valued at approximately $40,000,000. Each share of the Series A-1 Convertible Preferred Stock has a stated value of four hundred dollars ($400.00). The acquisition of RPT diversifies our mortgage operations and our mortgage banking capability via its extensive database of real property information.

RPT is a leading real estate information company with headquarters in New York.  RPT reported revenues of approximately $24 million for fiscal year 2005 with pre tax profits of nearly four million dollars ($4,000,000) and has in excess of 200 employees. As part of the acquisition, certain key members of RPT's management will enter into employment agreements providing for a base compensation, plus bonuses based on future performance of the combined business. We plan to integrate RPT into Shearson Financial Network and operate RPT as a separate data network. RPT provides a steady revenue stream and profitability which the company looks to mitigate the effects of interest rate fluctuations in the mortgage lending market. The database has numerous marketing advantages for our mortgage operations.

This transaction is not contingent upon any regulatory approval with the SEC or any other agency.

The Series A-1 Convertible Preferred Stock issued as part of the consideration in the Exchange Agreement was a duly authorized series of preferred stock issued pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation. The Board of Directors, by unanimous written consent, adopted a resolution providing for the issuance of up to one million (1,000,000) shares of the Corporation's Series A-1 Convertible Preferred Stock, par value $.0001 per share, which is designated "Series A-1 Convertible Preferred Shares," which have the following qualifications, limitations and restrictions of such preferences and rights:

(i) Stated Value. The stated value per Series A-1 Convertible Preferred Share is Four Hundred Dollars ($400.00) per share (the "Stated Value").

(ii) Dividends. None.

(iii) Voting Rights. Each share of the Series A-1 Convertible Preferred Shares shall have 10,000 votes and shall vote upon all matters as a single class with the Corporation's common stock.

(iv) Conversion. Upon issuance, the Series A-1 Convertible Preferred Shares are not convertible until an amendment to the Corporation's Certificate of Incorporation is filed that increases the authorized shares of common stock. Upon filing and acceptance of the amendment pursuant to the General Corporation Law of the State of Nevada each share of Series A-1 Convertible Preferred Shares shall be converted into 10,000 shares of the Corporation's common stock.

(v) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A-1 Convertible Preferred Shares will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any shares of common stock by reason of the ownership thereof, an amount equal to the fixed sum of the Stated Value per share and any accrued dividends thereof and no more (the "Preferential Amount"). Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, within the meaning of this section.

(vi) Rank. All Series A-1 Convertible Preferred Shares shall rank (A), prior to the Corporation's common stock; (B) prior to any class or series of capital stock of the Corporation hereafter created, unless such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with such issuance; and (C) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms,

The description contained in this Item 1.01 of the transactions described in the Exchange Agreement is qualified in its entirety by reference to the full text of the Exchange Agreement, which will be filed as an amendment to this Current Report on Form 8-K.

A copy of the press release announcing the acquisition is attached hereto as Exhibit A.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired. As permitted by Item 9.01(a)(4) of Form 8-K, the Registrant will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K within seventy-one (71) calendar days after the date hereof.

(b) Pro Forma Financial Information. As permitted by Item 9.01(b)(2) of Form 8-K, the Registrant will, if required, file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K within seventy-one (71) calendar days after the date hereof.

(c) Exhibits

99.1	Press Release dated as of June 6, 2006.
99.2	Exchange and Merger Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHEARSON FINANCIAL NETWORK, INC.

By:	/s/ Michael A. Barron
Michael A. Barron
Chief Executive Officer

Date: June 5, 2006